Exhibit 14.

Questar Corporation Business Ethics and Compliance Policy

A Message from Keith Rattie

 “Questar’s reputation for integrity and honesty is more important today than ever.  It’s a source of competitive advantage – one that we want to preserve.”

 – Keith O. Rattie, Questar CHAIRMAN, PRESIDENT and CEO

TABLE OF CONTENTS

A.

Employment Practices

B.

Business, Accounting and Disclosure Practices

C.

Conflicts of Interest

D.

Gifts

E.

Confidential Information

F.

Antitrust Awareness

G.

Environmental Affairs and Safety

H.

Dealings with the Media and Securities Market Professionals

I.

Political Activity

J.

Internet, E-mail, Telephone and Voice Mail Usage

K.

Compliance Procedures

As a Questar employee, you are required to:

• Know and comply with this Business Ethics and Compliance Policy;

• Comply with all applicable laws, rules and regulations in the performance of your duties for Questar;

• Be aware of situations that could lead to inappropriate business conduct and avoid engaging in such conduct;

• Promptly notify Questar management of any suspected breach of this Policy or other illegal behavior; and

• Always conduct business with honesty and integrity.

Anyone violating the Business Ethics and Compliance Policy will be subject to disciplinary action up to and including termination.

To report a suspected violation of this policy, contact one of the following:

Ethics Help Line

800-892-2050 or 801-324-2050 (available 24/7)

Vice President, Compliance:

 801-324-5678

General Counsel:

801-324-2648

No employee will be subject to retaliation, discrimination, or any other adverse employment action for reporting suspected violations in good faith pursuant to the terms of this Policy or any applicable law.

Questar generally does not approve waivers of this policy.  However, if a waiver is warranted, only the CEO of the business unit or the Chairman, President and CEO of Questar Corporation may grant one.  Any waiver for executive officers may be made only by the Board of Directors and will be disclosed to shareholders.

A.

EMPLOYMENT PRACTICES

Questar’s success is based on a business culture that promotes mutual respect for the rights and dignity of all employees. We must maintain an atmosphere of fairness and integrity. Questar values the unique contributions of people with different traits and backgrounds and is committed to providing a workplace that encourages inclusion.

1.

EQUAL EMPLOYMENT OPPORTUNITY.  Questar will provide equal opportunity to applicants and employees in the areas of hiring, training, promotion and compensation without regard to race, religion, age, gender, disability, veteran status or national origin.  All employees are entitled to work and participate in employer-sponsored activities in an environment free of sexual, ethnic and religious harassment, hostility or intimidation. Questar's policies require compliance with all state or federal anti-discrimination laws.  The Human Resources staff can provide guidance for dealing with questions or concerns about discrimination or harassment.

2.

SUBSTANCE ABUSE.  Questar prohibits employees from using illegal drugs and misusing prescription drugs.  Questar has a substance-abuse policy and expects all employees to perform their duties unimpaired by drugs or alcohol and to participate in drug and alcohol testing in accordance with that policy.

B.

BUSINESS, ACCOUNTING AND DISCLOSURE PRACTICES

1.

All Questar business records must be truthful and accurate and comply with applicable accounting standards and rules and established internal controls.  There may be no payments of money, property transfers, furnishing of services or other transactions on behalf of Questar without adequate supporting documentation. Employees must protect Company assets from waste, carelessness and theft and ensure that those assets are used only for legitimate business purposes. Questar prohibits use of Company assets for any unlawful or improper purpose.  If you become aware of any falsification, inaccuracy or omission in Questar’s business records or the information supporting those records, immediately bring the matter to the attention of management by using the Compliance Procedures described in Section K of this Policy.

2.

Each employee, officer and director should deal fairly with the Company’s customers, suppliers, competitors and employees.  They should not take advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of material facts or any other unfair dealing.

C.

CONFLICTS OF INTEREST

1.

Conflicts of interest exist when employees are faced with situations that require choosing between Questar's best interests and their own interests, or when the employee's judgment may be compromised by doing something that may be favorable to the Company but would also benefit the employee personally. To protect the Company's interests, employees and their family and household members, as a general rule, must avoid involvement, financial or otherwise, in other organizations and situations in which a conflict of interest exists, could exist, or may appear to exist.

Q:   I participate in Questar’s bid evaluations for construction jobs. My brother owns a construction company that bid on a Questar project. Can I participate in the bid evaluation?

A:   No.  You should not take part in the decision about which construction company to use.  While you may be fair in the evaluation, it might appear as though the relationship with your brother influenced your decision.

2.

No employee, without prior written approval of the corporate Chairman, President and CEO, may serve as a director, in any managerial capacity, or as an employee or agent of any firm that is a competitor of the Company, a purchaser of products (other than retail natural gas) of the Company, or a consistent or substantial seller of products or services to the Company.  Employees and their family and household members are prohibited from speculating in materials, equipment, supplies or property to be purchased by a Questar company based upon information not available to the general public.

3.

Loans by the Company to executive officers and directors represent potential conflicts of interest and are generally prohibited.

4.

Employees and directors may not take personal advantage of any business opportunity that properly belongs to Questar.

5.

Employees may not engage in outside interests that interfere with the time or attention required to attend to Company business or that affect their ability to perform their duties without express supervisory approval.

Q:   I have been asked to serve as a member of the board of a local charity.  It is a volunteer position that will not conflict with my Questar responsibilities.  Do I have to inform Management?

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A:   No.  If the position does not involve a for-profit company, does not require use of Questar’s time, resources or the Questar name, and does not otherwise conflict with your job duties at Questar, you are not obligated to report your position with the charity to Management.

6.

If an employee or his or her family or household members has a potential conflict of interest, the employee should disclose the personal interest to the Vice President, Compliance, or General Counsel.  This disclosure should include a description of the proposed activity or transaction and the dollar amount involved.  If a conflict appears to exist, further disclosure must be made in writing to the corporate Chairman, President and CEO and the business-unit president who will decide whether to grant a waiver of the Policy.

7.

Employees may not, except after proper disclosure and with approval of the President and CEO of Questar Market Resources, own or acquire, or cause others to own or acquire, oil and gas mineral interests, leases, working or royalty interests; energy reserves; energy-futures contracts; or options for energy commodities.  Employees should disclose ownership of such interests at the time they are hired (or in a timely manner if later acquired by inheritance).

8.

Employees in sensitive positions should exercise caution when investing in entities with which Questar has confidential or close business relationships or in entities in which Questar itself has taken or could take an ownership position.

D.

GIFTS

As a Questar employee, you may not give or accept money, loans, expensive gifts or services, extravagant entertainment, travel, or preferential treatment for any services related to your job. You may accept conventional business courtesies, such as lunches, where a similar favor can be returned.  You may also accept business entertainment that involves representatives of other companies as well as Questar if no expensive or questionable gifts, goods or travel are included.  The corporate Chairman, President and CEO or business-unit presidents should determine the propriety of accepting these gifts or invitations.

Q:   A contractor who does work for Questar sent me an MP-3 player as a holiday gift. May I accept it?

A:   No.  An MP-3 player qualifies as an expensive gift that an employee may not accept. If you are not comfortable sending it back to the contractor, you may turn it over to the Community Affairs director for use in Questar charitable or incentive projects.

E.

CONFIDENTIAL INFORMATION

1.

CONFIDENTIALITY.  As a Questar employee you have access to confidential information.  Any information concerning Questar that is not generally available to others is confidential.  The improper disclosure of confidential information could negatively impact Questar.  In addition to violating Questar policy, unauthorized use of confidential information may be a criminal offense and subject the employee to fines and/or imprisonment.  As an employee, you have an obligation to prevent unauthorized disclosure of Questar’s confidential information.  Except as authorized or directed by their business-unit  president, employees shall not, during or after their employment with Questar, divulge any confidential or proprietary information about a Questar company or third parties obtained during their employment with Questar.

Customer information and confidential employee information in Company files may not be disclosed outside the Company without the Company's and the customer’s or employee’s permission, except in response to a subpoena, other legal process or requests from government investigatory or regulatory agencies, as approved by the legal department.  This information should not be disseminated within the Company unless it is required for a valid business purpose.

2.

INSIDER TRADING.  To protect Questar’s investors and comply with applicable laws, employees may not trade Questar stock while possessing “inside information” (material information not known or disclosed to the public in general).  Severe penalties can be imposed for illegal insider-trading violations.  In addition, Questar employees may not advise any other person to trade or refrain from trading Company stock on the basis of inside information.  Any questions regarding this Policy should be directed to Questar's General Counsel or Vice President, Compliance.

Q:   I recently learned some information about a well that has not been disclosed to the public. Am I prohibited from buying or selling Company stock?

A:   Yes, if the information you learned is material.  Material information is information that an investor would consider in deciding whether to buy, sell or hold Questar stock.  If the information is material, you may not buy or sell Questar stock on the open market until two business days after the information becomes public.  If you have any questions about whether the information is material, please contact the Company’s General Counsel or Vice President, Compliance.

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4.

OWNERSHIP OF NEW IDEAS AND PRODUCTS.  Any ideas, products or services developed by an employee while working for Questar with the aid of Company resources such as materials, facilities or on Company time become the exclusive property of Questar.

5.

FERC RULES.  Questar Transmission Provider employees (Questar Pipeline Company, Overthrust Pipeline Company, Questar Southern Trails Pipeline, Rendezvous Pipeline Company and Clear Creek Storage) engaged in transmission system operations must function independently from employees of its Marketing Affiliates.

Questar Transmission Provider employees must treat all transmission customers, affiliated and non-affiliated, on a non-discriminatory basis, and must not operate its transmission system to preferentially benefit its Marketing Affiliates.

FERC rules prohibit Questar employees from sharing or acting as conduits in providing, certain transmission-system information with unauthorized parties unless that information has first been made public through FERC-approved methods (i.e., the Transmission Provider’s Internet Web site).

Questar is committed to complying with all FERC rules and regulations.  Any employee who is aware of a FERC compliance rule and/or regulation violation, believes that a violation may have occurred, or has a question relating to FERC compliance, should immediately contact the Chief FERC Compliance Officer (801-324-2543) or Questar's Ethics Help Line (800-892-2050 or 801-324-2050).

F.

ANTITRUST AWARENESS

Questar and its affiliated companies compete vigorously but fairly and in compliance with all applicable antitrust laws and regulations.  Antitrust laws forbid, among other things, price fixing.  Questar companies must make their pricing decisions independent of competitors.  The exchange of sensitive information with competitors such as product prices, profit margins, billing practices, or other information that might facilitate reaching an agreement on prices, can pose substantial risk under the antitrust laws.  Employees are prohibited from discussing with competitors, including trade association members, non-public information covering the following topics: pricing policies, discounts, profits, credit terms, other conditions of the sale of goods or services, geographic areas of operation or sales, production or sales quotas, customer allocations, bids for jobs or contracts and other similar information.

Other activities prohibited by the antitrust laws include:  unlawful tying, unlawful exclusivity agreements, monopolization, market and consumer allocation, group boycotts/refusals to deal, resale price maintenance, unlawful termination of dealers/suppliers/distributors and other such conduct.

Violations of the antitrust laws can result in both criminal and civil penalties. Contact either the Vice President, Compliance or the General Counsel if you have any questions about antitrust laws.

G.

ENVIRONMENTAL AFFAIRS AND SAFETY

1.

Questar is committed to full compliance with all applicable environmental laws and regulations.  Company policies and procedures reflect this goal. As an employee, your work practices must comply with these laws and regulations. If you have questions whether your actions, or proposed actions, conflict with environmental regulations, contact the legal department.

2.

Questar's workplaces must comply with safety and health standards and be free of recognized hazards that could cause injury, sickness or death.  Employees should carry out their duties in a safe and efficient manner.  To eliminate potential hazards, employees must immediately report unsafe conditions and immediately correct unsafe acts or conditions.  No employee will be subject to retaliation, discrimination, or any other adverse employment action for reporting concerns about safety or environmental problems.  Supervisors and employees must report any work-related injury or sickness promptly as specified in Company policies.

H.

DEALINGS WITH THE MEDIA AND SECURITIES MARKET PROFESSIONALS

1.

MEDIA RELATIONS.  Comments to the news media should be made only by designated spokespersons.  Employees should direct all media inquiries to the appropriate corporate or business-unit communication department.

Q:   A reporter called me looking for some basic information about the Company. Can I answer her question?

A:   No. Even simple questions should be routed to the appropriate media contacts within the business units.  One problem with individual employees releasing information is that they may not have all of the facts.  Additionally, the premature release of information may create problems with securities laws, or it may put the Company at a competitive disadvantage.

2.

CONTACT WITH SECURITIES MARKET PROFESSIONALS.  The only individuals who are authorized to speak on behalf of the Company to securities analysts, broker-dealers, security holders and other securities market professionals, or holders of the issuer’s securities who may trade on the basis of the information are:  the corporate

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Chairman, President and CEO; the President and CEO of Questar Market Resources, Inc.; the President and CEO of Questar Gas Company; the President and CEO of Questar Pipeline Company; the Chief Financial Officer; and the Treasurer.  Other employees must direct inquiries to the Investor Relations Department and must not attempt to handle these inquiries without prior authorization from the Investor Relations Department (801-324-5077).

3.

MESSAGE BOARDS.  Employees are not permitted to post potentially sensitive or proprietary Company information on Internet message boards.  In addition to Company discipline, such activity could result in criminal and/or civil fines and penalties.

I.

POLITICAL ACTIVITY

1.

RELATIONSHIPS. Questar strives to develop and maintain good relationships and effective communication with government officials and agencies.  Dealings with government and regulatory agencies must be consistent with Questar's reputation for high integrity.  Business-unit presidents are responsible for developing the "Company position" on relevant legislation and regulatory proposals.

The Company encourages political activity and participation in politics where appropriate.  However, such activity must occur strictly in an individual and private capacity and not on behalf of the Company, unless specifically authorized by the corporate Chairman, President and CEO or the business-unit president.  Employees may not conduct personal political activity on Company time or use Company property, equipment or stationery for this purpose.

2.

CANDIDATE SELECTION. Questar is nonpartisan with respect to supporting candidates for public office. To ensure compliance with this Policy, Questar’s Board of Directors reviews and approves the use of all corporate funds or assets intended to influence the nomination or election of any candidate for public office.

This prohibition does not apply to personal political activity, personal contributions made to candidates or to political parties. Questar encourages all employees to participate in the local, state and national political processes.

3.

QUESTAR PAC. The Company established the Questar Corporation Political Action Committee and various state political action committees. Membership is strictly voluntary. Personal funds contributed to the committee(s) are managed by a steering committee that distributes funds to candidates and political causes that further good government and sound fiscal policy and that support positions favorable to Questar.  Contributions are made without regard to political affiliation.

J.

INTERNET, E-MAIL, TELEPHONE AND VOICE-MAIL USAGE

Employees are subject to the terms of Questar's Electronic and Telephonic Systems Policy.  All messages sent or received through these systems, as well as the contents of personal computers, are considered Company property.  Employees do not have a right of privacy in their use of these resources and are prohibited from using them for sending or accessing communications that constitute obscenity, defamation or harassment.  The improper use of copyrighted materials and excessive computer use for personal purposes are also prohibited.

Q:   My family and friends e-mail me at work, keeping me up-to-date on events and funny stories. These are personal messages; can I expect them to remain private on my Questar computer?

A:   No, although you may use your Questar computer for occasional private purposes, you cannot expect privacy in e-mail received on the computer. Questar owns the computer and all information stored on it and may review that information at any time. Be careful when using e-mail as it creates a permanent electronic record. Avoid using abusive or objectionable language, viewing or sending obscene materials and other inappropriate behaviors.  Always be professional in your language and tone.

K.

COMPLIANCE PROCEDURES

1.

Questar officers are responsible for the enforcement of and compliance with the Questar Business Ethics and Compliance Policy. They will make sure every employee reviews this Policy and receives appropriate training and consultation.

2.

Any employee who knows of a violation of this Policy, or who reasonably believes that a violation has occurred, must promptly report the matter through the Ethics Help Line (1-800-892-2050 or 801-324-2050) or to the Vice President, Compliance, or the General Counsel.  Questar takes all reports of Policy violations very seriously.  You may make anonymous reports on the Ethics Help Line, but they are more difficult to investigate. Questar, to the extent legally possible, will protect the confidentiality of any disclosed information and the identity of any employee reporting misconduct.  No employee will be subject to retaliation, discrimination, or any other adverse employment action for reporting, in good faith, suspected violations of this Policy or any applicable law.  Supervisors should refer employees who advise them about possible violations of this Policy to one of the officers listed above.

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3.

Employees should talk to the Vice President, Compliance or General Counsel if they have any concerns about whether an activity within the Company is unethical.  Any employee who believes that someone other than these individuals should address the concern may report it to the Chair of Questar's Finance and Audit Committee of the Board of Directors.

4.

Questar officers are required to state in writing each year that they have no knowledge of any material violation of this Policy other than any violations that have been reported.

5.

The Questar internal audit department will periodically review the Company's activities, records, property, and personnel to determine compliance with this Policy.  The results will be reported in writing to executive management and the Finance and Audit Committee.

6.

The Finance and Audit Committee will receive a summary of all business ethics and compliance reports and complaints.  The Finance and Audit Committee has the authority to obtain assistance from internal and external sources to address any concerns.

7.

In reporting on their examination of Questar's financial statements, the Company's independent auditors will be asked to state whether anything has come to their attention that has led them to believe that this Policy is being violated.

8.

Any information received and any investigations concerning such information will be retained consistent with applicable law and Questar's document retention policy.

9.

This Policy is not all-encompassing, and questions about situations not specifically addressed in it should be directed to the Questar Corporation Vice President, Compliance or General Counsel.

10.

This Policy has been approved by the Finance and Audit Committee of Questar's Board of Directors and by executive management.

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